EXHIBIT 10.12

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT ("Agreement") is made and entered into on November 6, 2007, between EAST COAST ETHANOL, LLC ("Company"), a Delaware limited liability company having principal office at ______________________ and THOMPSON, HOFFMAN & COMPANY ("Consultant"), a Georgia corporation with principal offices at 4485 Tench Road, Suite 1620, Suwanee, Georgia 30024, Attn: Clint Thompson.

Statement of Background

The Predecessor Companies (as defined hereafter) have merged with and into Company (the "Transaction"). The Predecessor Companies were each in the process of developing a corn-based ethanol production facility (each of the four facilities, a "Facility" and collectively, the "Facilities"). The Company, through such merger, is now in the process of developing the Facilities.

Atlantic Ethanol, LLC, a Georgia limited liability company ("AE"), Florida Ethanol, LLC, a Florida limited liability company ("FE"). Mid-Atlantic Ethanol, LLC, a North Carolina limited liability company ("MAE"), and Palmetto Agri-Fuels, LLC, a South Carolina limited liability company ("PAF") are each referred to as a "Predecessor Company" and are collectively referred to as the "Predecessor Companies".

Consultant executed an Independent Consulting Agreement with AE dated May, 2006 and that certain First Amendment to Memorandum of Understanding (as amended, the "AE Agreement"), a Memorandum of Understanding with PAF dated August 31, 2006 and that certain First Amendment to Memorandum of Understanding dated December 15, 2006 (as amended, the "PAF Agreement"), a Memorandum of Understanding with MAE dated May 24, 2007 and that certain First Amendment to Memorandum of Understanding dated December 30, 2006 (as amended, the "MAE Agreement") and a Memorandum of Understanding with FE dated June 29, 2007 (the "FE Agreement"; together with the AE Agreement, PAF Agreement and MAE Agreement, each a "MOU" and collectively, the "MOUs").

The Company has, through merger, succeeded to the Predecessor Companies' rights and obligations under the MOUs and Consultant and Company desire to terminate the MOUs and Company desires to engage Consultant as an independent contractor to perform certain consulting services and assist Company in the construction and operation of the Facilities at locations to in Georgia, North Carolina, South Carolina and Florida as more particularly to be identified by Company (the "Sites"). Company is willing to engage Consultant and Consultant is willing to undertake the engagement with Company subject to the terms and conditions set forth in this Agreement.

Statement of Agreement

NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Consultant hereby agree as follows:

1.    Engagement.

(a)    Services. From the date hereof and until completion of the following or the termination of this Agreement (whichever occurs first). Consultant agrees to make commercially reasonable efforts to perform the following (the "Services"):

(i)    If requested by Company, recommend a firm ("Study Firm") that Company may engage to perform one or more feasibility studies as Company may require to determine the likelihood of success of the construction and operation a corn-based ethanol production facility at each of the Sites;

(ii)    If requested by Company, assist Company in identifying and engaging an accounting firm or consulting firm ("Business Planner"), if required by the Equity Partner (defined below), to prepare a business plan for the Projects (as defined hereafter) suitable for use with the Equity Partner;

(iii)    Assist in introducing Company to an equity capital consultant ("Equity Partner") that Company may, in its sole discretion, engage to conduct local equity drives or identify other equity investors, and/or lenders (collectively, "Lenders") willing to supply capital, on terms acceptable to Company in its sole discretion, that may be required to construct and initially operate the Facilities;

(iv)    Assist in locating and introducing to Company an entity or entities to be engaged by the Company who has/have the ability to construct the Facilities (collectively, the "Design-Builder");

(v)    Identify candidates for Company to hire as general managers or chief executive officers ("Managers") of the Facilities, who will be responsible for the operation of the Facility; and

(vi)    Until a Manager is hired for a Facility, lead and guide resources hired by Company through the process of development at each Site (each a "Project"). Company and Consultant will cooperate to develop and approve a Project timeline for each Project and, until the Manager is hired, Consultant shall make commercially reasonable efforts to keep each Project on its timeline.

(b)    Independent Contractor. Consultant will be an independent contractor and not an employee of Company. Neither Consultant nor Company shall represent directly or indirectly that Consultant is an agent, employee, or legal representative of Company. Consultant shall not have the right, power or authority to incur any liabilities or obligations, express or implied, or make any representations of any kind in the name of or on behalf of Company. Consultant and Company agree that Company will treat Consultant as an independent contractor for purposes of all local, state and federal tax laws and file forms consistent with that status.

Consultant will be solely responsible to pay any and all local, state, and/or federal income, Social Security and unemployment taxes for Consultant and its personnel. Consultant acknowledges and agrees that it and its personnel shall not receive any employee benefits of any kind from Company as a result of providing services under this Agreement. Consultant will provide, pay, or satisfy at its own expense its own offices, office supplies, telecommunications, and all other tangible and intangible needs connected with performing this Agreement and all matters related hereto, and shall not be entitled to any reimbursement from Company therefor except that all reasonable expenses for travel and lodging shall be reimbursed by the Company upon submission of receipts confirming such expenses. Consultant's compensation expressly provided for in Section 2 below is Consultant's only compensation for performing this Agreement and for all matters related hereto. Notwithstanding anything contained to the contrary herein, neither Consultant, its shareholders, officers, directors, employees nor its agents shall itself or themselves be asked to, or actually, solicit an offer to buy, or accept an offer to sell, any equity security to be issued by Company.

2.    Excluded Site Areas. Notwithstanding anything contained to the contrary herein, Company agrees that it shall not locate any Site within any area which is within seventy-five (75) miles of the intersection of Highways 15 and 24 in Sandersville. Georgia.

3.    Compensation.

(a)    The Company agrees to pay Consultant the following amounts and in the following manner:

(i)    $100 per hour for Services rendered at Company's request until the earlier of the engagement of the Manager or Start-Up (defined below);

(ii)    For each Facility, $750,000 upon the latter of Company closing a loan, receiving equity or otherwise securing funding, necessary to complete construction and operate such Facility through Start-Up. The parties agree and understand that the fees set forth in this subsection are part of the overall compensation plan of the Consultant and shall not be characterized as brokerage fees, finder's fees, loans from Company to Consultant, or any type of loan commitment fees and they are being paid at the time specified in this Section 3(a)(ii) as a convenience to the Company in that Company should have funds more readily available to pay such amounts then-owed. For the absence of confusion, the fees set forth in this subsection shall be paid entirely to Consultant without any obligation on behalf of Consultant to pay any fees, costs or expenses of Company, any Facility or any Project.

(iii)    For each Facility:

(a)    within ninety (90) days after the second full calendar year after Start-Up of such Facility, an amount equal to 2.0% of Net Income (as defined hereafter); generated by such Facility in such second year;

(b)    within ninety (90) days after the third full calendar year after Start-Up of such Facility, an amount equal to 2.0% of Net Income generated by such. Facility in such third year;

(c)    within ninety (90) days after the fourth full calendar year after Start-Up of such Facility, an amount equal to 2.0% of Net Income generated by such.
Facility in such fourth year;

(d)    within ninety (90) days after the fifth full calendar year after Start-Up of such Facility, an amount equal to 2.0% of Net Income generated by such Facility in such fifth year; and

(e)    within ninety (90) days after the sixth full calendar year after Start-Up of such Facility, an amount equal to 2.0% of Net Income generated by such Facility in such sixth year;

(f)    within ninety (90) days after the seventh full calendar year after Start-Up of such Facility, an amount equal to 2.0% of Net Income generated by such Facility in such seventh year;

(g)    within ninety (90) days after the eighth full calendar year after Start-Up of such Facility, an amount equal to 2.0% of Net Income generated by such Facility in such eighth year;

(h)    within ninety (90) days after the ninth full calendar year after Start-Up of such Facility, an amount equal to 2.0% of Net Income generated by such Facility in such ninth year; and

(i)    within ninety (90) days after the tenth full calendar year after Start-Up of such Facility, an amount equal to 2.0% of Net Income generated by such Facility in such tenth year.

"Net Income" as used herein shall mean gross revenues of the Facility for the period in question less Costs Per Facility (as defined hereafter) for the period in question less the Corporate Overhead Factor (as defined hereafter) for the period in question.

"Costs Per Facility" shall mean the total costs of operating the Facility and generating product incurred in accordance with the Christianson and Associate Financial Forecast utilized in the East Coast Ethanol Business Plan including but not limited to costs for corn, chemicals & enzymes, denaturant, electricity, natural gas, direct production costs, indirect production costs, depreciation and amortization, general and administrative expenses of the Facilities and interest expense of the Company related to such Facility.

"Corporate Overhead Factor" shall mean the result obtained by dividing: (i)hard overhead costs for services or facilities shared by the Facilities including, without limitation, marketing, human resource and technology expenses and support staff and management salaries and other business expenses and costs that cannot be allocated to a particular Facility or business venture or segment of the Company but instead represent costs and expenses associated with operating all of the Company's ethanol plants and other Company business ventures or segments (the "Hard Costs") by (ii)the total number of the Company's ethanol plants plus other Company ventures and segments that require the use of the hard overhead. The Hard Costs shall only include reasonable, ordinary course costs and expenses and shall not include any soft costs such as plant write-offs or other similar costs or expenses that may, for accounting purposes, be allocated at the Company level accounted for at the Company level but are specifically attributable to a particular plant, business venture or business segment of the Company. Along with each payment made under Section 3(a)(iii), Company shall provide Consultant with an accounting showing the detail of the calculation of Net Income, Costs Per Facility and Corporate Overhead Factor.

"Start-Up" means a Facility's being placed into service and actually producing ethanol in any commercial quantity.

4.    Term and Termination.

(a)    Term. The term of this Agreement shall commence on the effective date hereof and shall continue until the earlier of the following (the "Expiration Date"): (i) thirty (30) years from the effective date hereof; or (ii) the date which is (91) days after the tenth full calendar year after the last Start-Up of a Facility; provided that this Agreement may be terminated earlier pursuant to the terms of Section 4(b).

(b)    Termination. This Agreement may be terminated prior to the Expiration Date by either party in the event of a material breach of the terms of this Agreement by the other party and the failure of the breaching party to cure such material breach within seventy-five (75) days after receiving written notice identifying the breach and demanding its cure.

(c)    Effect of Termination or Expiration. Notwithstanding the termination or expiration of this Agreement: (i) no party shall be released from any obligation that accrued prior to the date of termination or expiration, including without limitation any payment obligations under Section 3, (ii) if this Agreement is terminated or expires on or after Start-Up of a Facility or Facilities, the payments set forth in Section 3. including without limitation those set forth in Sections 3(a)(iii) with respect to such Facility or Facilities which have achieved Start-Up prior to the termination or expiration of this Agreement, shall continue regardless of termination or expiration, and (iii) each party shall remain bound by the provisions of this Agreement that by their terms impose upon such party obligations extending beyond the date of termination or expiration.

 5.    Company's Obligations. Company agrees not to engage another consultant to perform the Services during the term of this Agreement. Notwithstanding the foregoing, Company may engage consultants, independent contractors, or advisors, and/or hire employees, to perform services that are the same as some or all of and in addition to the Services. Unless terminated pursuant to Section 4(b), Company agrees to use commercially reasonable efforts to cooperate with Consultant in the performance of the Services, to undertake the Projects and construct and operate the Facilities.

(a)    Company agrees to indemnify, defend and hold harmless Consultant, its employees, shareholders, officers and directors (collectively, "Consultant Indemnitees") from and against any and all claims, demands and actions, and any liabilities, damages or expenses resulting therefrom, including court costs and reasonable attorneys' fees and other expenses of litigation actually incurred by Consultant Indemnitees at standard hourly rates without reference to any statutory reference or percentage, arising out of or related to: (i) any claims made by MEM Commercial Funding, LLC ("MEM") in connection with Consultant's contacts, discussions and/or negotiations with potential equity, debt or other financing sources for the Company (ii) breach by Company of its obligations hereunder, (iii) any Project; or (iv) the construction or operation of any Facility, except to the extent that the foregoing claims in subsections (ii)-(iv) are caused by Consultant's gross negligence, willful misconduct, or violation of applicable law

(b)    The indemnities contained in this Section 5 shall survive termination or expiration of this Agreement.

6.    Consultant's Obligations. (a) Consultant agrees to indemnify, defend, and hold Company, its officers, directors, managers, members and agents, harmless from any and all claims, liabilities, losses, actions, causes of action, damages, legal costs, and expenses, including and actual reasonable attorneys' fees and other expenses of litigation actually incurred by Company at standard hourly rates without reference to any statutory reference or percentage arising out of or resulting in any manner in whole or in part to Consultant's gross negligence, willful misconduct, or violation of applicable law.

(b)    The indemnities contained in Section 6(a) shall survive termination of this Agreement.

7.    Notices. All notices under this Agreement shall be in writing and shall be deemed to have been sufficiently given or served and effective for all purposes when presented personally, or when transmitted by telex or facsimile telecopier with receipt confirmed on the transmitting machine, or three (3) days after being deposited in a United States postal receptacle for registered or certified mail addressed, return receipt requested, postage prepaid, or one (l) business day after delivery to a small package air courier offering service to the address of the intended recipient with shipping prepaid, to any person at the address set forth in the first paragraph of this Agreement or at such other address as said person shall subsequently designate in a writing delivered in the form of notice.

8.    Termination of MOUs. The terms of all of the MOUs are hereby terminated and Consultant, the Company and the Predecessor Companies shall not owe each other any obligations under their respective MOUs. Company does hereby remise, release, acquit and forever discharge Consultant of and from all manner of actions, causes of action, suits, debts, covenants, accounts, trespasses, contracts, agreements, damages, judgments, liabilities, losses, costs, expenses, obligations, demands, actions, dues, any accrued and unpaid interest, claims for relief, attorneys fees, demands and claims of any nature whatsoever, in law or equity, whether or not now or hereafter known, fixed or contingent, suspected or claimed, (a "Claim") which Company or any Predecessor Company ever had, now has, or which it hereafter can, shall or may have or allege against Consultant arising from or in connection with any of the MOUs, provided, however, such release shall not apply to any acts by Consultant constituting fraud. Consultant does hereby remise, release, acquit and forever discharge Company of and from any and all Claims which Consultant ever had, now has, or which it hereafter can, shall or may have or allege against Company or a Predecessor Company arising from or in connection with any of the MOUs, provided, however, such release shall not apply to any acts by Company or any Predecessor Company constituting fraud. The parties hereto further covenant and agree not to bring, commence, prosecute, maintain or cause or permit to be brought, commenced, prosecuted or maintained any suit or action, either at law or in equity, in any court or before any other administrative or judicial authority regarding the MOUs. This covenant not to sue may be pleaded as an affirmative defense to any action or other proceeding which may be brought, instituted or taken by any party or its predecessors, successors or assigns and all past and present shareholders, directors, officers, employees, agents, affiliates, heirs, and personal representatives, in breach of this covenant.

9.    Miscellaneous.

(a)    This Agreement is the sole agreement between the parties relating to the subject matter hereof and supersedes all prior understandings, writings, proposals, representations or communications, oral or written, of either party.

(b)    To the extent that Company or Consultant is required to approve, accept or consent to any matter or thing related to this Agreement or a Project in general, such consent shall not be unreasonably withheld or delayed.

(c)    Neither this Agreement nor any provision hereof, may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

(d)    Neither party may assign or delegate any of its rights, duties or obligations under this Agreement without the other party's prior written consent.

(e)    This Agreement and all obligations of the parties hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of Georgia; provided, however, that if Georgia's conflict or choice of law rules, statutes or constitutional provisions would choose the law of another state, each party waives such rules, statutes or constitutional provisions and agrees that Georgia substantive, procedural and constitutional law shall nonetheless govern.

(f)    No failure or delay of either party to exercise any right or power given it herein or to insist upon strict compliance by the other party of any obligation imposed on it herein and no custom or practice of either party hereto at variance with any item hereto shall constitute a modification or a waiver of either party's right to demand strict compliance with the terms of this Agreement.

(g)    Time is of the essence.

(h)    This Agreement may be executed in any number of counterparts and by different parties hereto, and separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Further, the signature of any party to any counterpart hereof shall be deemed to be a signature to, or may be appended to, any other counterpart.

(i)    If any term, covenant, or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant, or condition to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(j)    The headings used herein are for purposes of convenience only and should not be used in construing the provisions hereof.

(k)    Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared same, it being agreed that the agents of all parties have participated in the preparation hereof.

(l)    All of the conditions, representations, and obligations imposed hereunder are imposed or made solely and exclusively for the benefit of the parties to this Agreement. No other person shall, under any circumstances, be deemed to be a beneficiary hereunder.

(m)    The parties hereby agree to execute such other documents, instruments, affidavits, or certificates and to perform such other acts as may be necessary or desirable, to carry out the purposes of this Agreement.

(n)    Should either party hereto, or any successor or assign of either party hereto, resort to litigation to enforce this Agreement, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys' fees (actually incurred by Company at standard hourly rates without reference to any statutory reference or percentage) and costs in such litigation from the party or parties against whom enforcement was sought.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Independent Contractor Agreement as of the following effective date: November 6, 2007.

THE COMPANY:

EAST COAST ETHANOL, LLC
A Delaware limited liability company

By:  /s/ Randy D. Hudson

Randy Hudson, Chairman and Chief Executive Officer

CONSULTANT:

THOMPSON, HOFFMAN & COMPANY,
a Georgia corporation

By:  /s/ Clint Thompson

Clint Thompson, President